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                                                                  Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the F.N.B. Corporation/NSD Bancorp, Inc. 1994 Stock Option Plan, as amended, the F.N.B. Corporation/NSD Bancorp, Inc. 1994 Non-Employee Director Stock Option Plan, as amended, and F.N.B. Corporation/NSD Bancorp, Inc. 2004 Omnibus Stock Incentive Plan, as amended, of our report dated February 24, 2004, except for Note 2 as to which the date is January 4, 2005, with respect to the consolidated financial statements of F.N.B. Corporation included in its Current Report (Form 8-K) dated January 11, 2005, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

February 22, 2005
Pittsburgh, Pennsylvania